Exhibit 99.1

Contact:    Steven  T.  Sobieski
            Chief  Financial  Officer
            LifeCell  Corporation
            908/947-1100

FOR  IMMEDIATE  RELEASE
-----------------------


                    LIFECELL COMPLETES $6.0 MILLION FINANCING
                           LED BY ORBIMED ADVISORS LLC

BRANCHBURG, NJ (June 29, 2001) - LifeCell Corporation (Nasdaq: LIFC) announced today that it completed a private financing of $6.0 million led by OrbiMed
Advisors LLC. Equity funds managed by OrbiMed Advisors LLC purchased $4.5 million of the total offering and Special Situations Funds, an existing investor, purchased the remaining $1.5 million. The financing consisted of the private placement of 3,125,000 shares of its common stock and warrants to purchase up to 1,750,000 shares of its common stock at a price of $1.92 per share, or an aggregate purchase price of $6.0 million. Net proceeds from the financing will be used to continue the Company's product development programs, to expand sales and marketing of its current products, for potential acquisitions of complementary technologies or products and for working capital and general corporate purposes.

In addition, LifeCell Corporation announced today that Special Situations Funds, which had previously filed a complaint in United States District Court for the Southern District of New York against LifeCell, Gruntal & Co., L.L.C. and Prudential Securities, Inc, withdrew its complaint and released the Company and the other defendants from all claims related to LifeCell's October 2000 private placement.

LifeCell Corporation is a leader in the emerging field of regenerative medicine engaged in developing and marketing biologic solutions for the repair, replacement and preservation of human tissue. The Company's core technology removes all cells from the tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets three human tissue products based on its technology: AlloDerm(R) for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with OMP, Inc.; and Repliform(TM), a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation. The Company's development programs include the application of its core technology to process small diameter blood vessel grafts as an alternative to blood vessel grafts taken from the patient; investigation of potential orthopedic applications of its technology; investigation of human tissues as carriers for therapeutics; Thrombosol, a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT MANAGEMENT'S JUDGEMENT REGARDING FUTURE EVENTS. ALTHOUGH MANAGEMENT BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH STATEMENTS ARE REASONABLE, THEY GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT AND YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS. THESE FACTORS INCLUDE THE RISKS DETAILED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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